Exhibit 5(a)

                                                               December 26, 1996




Board of Directors,
   First Union Corporation,
      Charlotte, North Carolina  28288.

Gentlemen:

                  I am Executive Vice President, Secretary and General Counsel of First Union Corporation, a North Carolina corporation (the "Corporation"), and am rendering this opinion in connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Debt Securities") of First Union Corporation, a North Carolina corporation (the "Corporation"), $500,000,000 aggregate liquidation amount of Preferred Securities (the "Preferred Securities") of First Union Capital I, First Union Capital II and First Union Capital III, each of which is a Delaware statutory business trust (each, an "Issuer"), and the Guarantees with respect to the Preferred Securities (the "Guarantees") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Preferred Securities.

                  In that connection, I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

                  (1) The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.





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                  (2) When:

                  (i) the Registration Statement relating to the Debt Securities, the Preferred Securities and the
         Guarantees has become effective under the Act;

                  (ii)  the Indenture relating to the Debt
         Securities has been duly executed and delivered;

                  (iii) the Guarantee Agreement relating to the Guarantee with respect to the Preferred Securities of an Issuer has been duly executed and delivered;

                  (iv) the Amended and Restated Trust Agreement of such Issuer has been duly executed and delivered;

                  (v) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation;

                  (vi) the terms of the Preferred Securities of such Issuer and of their issuance and sale have been duly established in conformity with the Amended and Restated Trust Agreement of such Issuer so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon such Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Issuer;

                  (vii)  the  Debt   Securities  have  been  duly  executed  and
         authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement; and

                  (viii) the Preferred Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of such Issuer and issued and sold as contemplated in the Registration Statement, the Debt Securities and the Guarantee relating to the Preferred Securities of such Issuer will constitute valid




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and legally  binding  obligations  of the  Corporation,  subject to  bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

                  I am licensed to practice law only in the State of North Carolina. The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of North Carolina, and I am expressing no opinion as to the effect of the laws of any jurisdiction. I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

                  I understand that the Corporation has received an opinion regarding the Preferred Securities from Richards, Layton & Finger, LLP, special Delaware counsel for the Corporation and the Issuers. I am expressing no opinion with respect to the matters contained in such opinion.

                  I hereby consent to the use of my name under the heading "Validity of Securities" in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5(a) thereto. By providing such consent, I do not admit that I am within the class of persons whose consent is required under Section 7(a) of the Act.

                  Sullivan & Cromwell may rely on this opinion as if it were addressed to them for purposes of rendering their




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opinion dated the date hereof with respect to the Debt
Securities and the Guarantees.

                                               Very truly yours,



                                              Marion A. Cowell, Jr.







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